UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2016

SiteOne Landscape Supply, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37760	46-4056061
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Colonial Parkway, Suite 600 Roswell, Georgia		30076
(Address of principal executive offices)		(Zip Code)

(470) 277-7000

Registrant’s telephone number, including area code:

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

SiteOne Landscape Supply, Inc. announced today that it has had preliminary discussions with potential financial intermediaries and advisors, and intends to amend its amended and restated $275 million term loan facility maturing on April 29, 2022 (the “Term Loan Facility”) to, among other things, add an additional credit facility under the Term Loan Facility consisting of additional term loans (the “Tranche B Term Loans”) in an aggregate principal amount of up to $275 million. We refer to this amendment as the “Term Loan Repricing Amendment.” Proceeds of the Tranche B Term Loans will be used to, among other things, repay in full the term loans outstanding under the Term Loan Facility immediately prior to effectiveness of the Term Loan Repricing Amendment. We expect that the Term Loan Repricing Amendment will decrease the effective interest rate applicable to the term loans outstanding under our Term Loan Facility.

The Term Loan Repricing Amendment may be impacted by economic, market, industry, geopolitical and other conditions, most of which are beyond our control. There can be no assurance that we will be able to complete the Term Loan Repricing Amendment on terms and conditions favorable to us or at all, and we may decide to terminate the Term Loan Repricing Amendment before its completion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SITEONE LANDSCAPE SUPPLY, INC.

By:	/s/ John T. Guthrie
John T. Guthrie Executive Vice President, Chief Financial Officer and Assistant Secretary

Date: November 14, 2016